AMENDMENT NO. 1 DATED MAY 11, 2005 TO SCHEDULE A OF THE SUB-ADMINISTRATIVE
                    SERVICES AGREEMENT DATED AUGUST 2, 2004

This Schedule A to the Sub-Administrative Services Agreement dated August 2, 2004 (the "Agreement") between Old Mutual Fund Services and SEI Investments Mutual Funds Services, is hereby amended as of the 11th day of May, 2005 to add the Old Mutual Copper Rock Emerging Growth Fund and Old Mutual Analytic Defensive Equity Fund (the "New Portfolios") to the Agreement. The New Portfolios shall pay the fees set forth in Section 3 and Schedule B of the Agreement.

         Old Mutual Advisor Funds consists of the following Funds, each of which is subject to this Agreement:

         Old Mutual Asset Allocation Conservative Portfolio
         Old Mutual Asset Allocation Balanced Portfolio
         Old Mutual Asset Allocation Moderate Growth Portfolio
         Old Mutual Asset Allocation Growth Portfolio
         Old Mutual Copper Rock Emerging Growth Fund
         Old Mutual Analytic Defensive Equity Fund


Old Mutual Fund Services                            SEI Investments Mutual Funds
                                                    Services

By:_________________________                        By:_________________________

Name: ______________________                        Name: ______________________

Title:________________________                      Title:______________________